SONIC FOUNDRY REPORTS SECOND QUARTER RESULTS FOR FISCAL 2007

MADISON, WI - May 1, 2007 - Sonic Foundry® Inc. (NASDAQ: SOFO), a leader in automated rich media communications technology, announced results for its second quarter of fiscal 2007. Financial and company highlights for the second quarter include:

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Second quarter results. Revenues for the second quarter of fiscal 2007 were $3.82 million, an increase of 29 percent from the $2.95 million reported for the second quarter of fiscal 2006. Total quarterly billings, which include deferred revenues related primarily to professional services fees were $4.29 million. Revenues for the first six months of fiscal 2007 totaled $7.29 million compared to $4.83 million for the same period in fiscal 2006, an increase of 51 percent. The company reported a GAAP net loss of $1.91 million or 5 cents per share for the second quarter of fiscal 2007 compared to $947,000 or 3 cents per share in Q2-2006. GAAP net loss includes $395,000 of non-cash related expenses of stock compensation, depreciation and amortization. Total gross margins for Q2-2007 were 77 percent compared to 71 percent in Q2-2006.

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Customer purchasing trends. Second quarter customer sales to corporations were 44 percent, education 39 percent, healthcare 13 percent and government 3 percent. Recent company selling efforts have been concentrated on account building and enterprise deployments of Mediasite technology within the higher education sector. Sales to higher education customers are expected to contribute strongly to the company’s third and fourth fiscal quarters, traditionally the strongest for that sector. The company’s sales pipeline to higher education customers has recently expanded beyond the 50 percent revenue contribution seen in the past due to intra-account growth from existing customers and the introduction of master purchase agreements. Second quarter revenues were also impacted by earlier stage corporate customers demonstrating initial demand for outsourced hosting and event offerings, which typically act as a precursor to enterprise adoption.

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Professional services growth. Professional services billings, comprised of support contracts, installation, training, rental, event and content hosting services, accounted for approximately 34 percent of total billings for the quarter, or $1.47 million. Hosting and event revenues increased significantly to $480,000 from $57,000 in the second quarter of fiscal 2006. At March 31, 2007, an accumulated $2.24 million of unearned revenue was billed and deferred for services to be recognized in upcoming quarters. Sonic Foundry expects continued expansion in services revenue with the developing professional services division and continued emphasis on enterprise sales.

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Personnel expansion and capital investment. Enterprise sales opportunities and high market growth expectations prompted the company to expand the staff and resources required to support those activities ahead of expected revenues. The increase in operating expenses was primarily due to planned growth in the sales and marketing organization coupled with investment in resources required for the company’s professional services group, hosted service offerings and product development efforts to advance its multi-modal search technologies. In addition, the company made various capital investments in its network infrastructure, facilities and certain product development and concept design work.

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Search offerings advance. Sonic Foundry continued to advance and market its multi-modal search capabilities for online video and web presentations. The advanced technology performs an analysis and search of online audio, video, text and graphical information by combining phonetic search, optical character recognition, language processing and contextual analysis into a proprietary algorithm. As a result, this process yields more contextually relevant search results for rich media content, thereby allowing information and knowledge to be found more rapidly. The company is providing contract price quotes to the first series of customers interested in enhancing their content libraries with multi-modal search functionality.

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Introduction of Mediasite 4.1. The company introduced Mediasite 4.1 with Mediasite Podcast which automatically transforms any Mediasite presentation into portable audio content for on-the-go playback with Apple® iPods®, iTunes® or any other MP3 player. The release also provides for automated scheduling of presentation recordings by the growing number of customers who create large libraries of recurring presentations, featuring the industry’s first flexible start-stop functionality. Together, the new Mediasite capabilities streamline recording while distributing the content in multiple formats for today’s media-savvy students and mobile workforce.

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Key customer wins. In the second quarter of fiscal 2007, strategic customer acquisitions included Anadarko Petroleum, Beckman Coulter, CDC Office of Career and Workforce Development, Colorado State University, Connecticut Department of Public Health, Fort Gordon, New York State Controller’s Office, Oregon Institute of Technology, Unison Health Plan, University of Arizona, University of Auckland, University of Westminster and Wake Forest University.

“The rich media market continues to advance through its early adopter stage, with signs pointing to scale happening most quickly in education. As a result, we continue to focus our direct sales efforts on these opportunities in anticipation of a strong summer selling season,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “Accordingly, we are adapting our product and service mix to meet the diverse needs of our corporate and government customers. That work is culminating in a powerful and unique combination of product and service offerings that continue to lead the market in breadth, sophistication and ease of use.”

Sonic Foundry will host a webcast today to discuss its second quarter 2007 results at 3:30 p.m. CT/4:30 p.m. ET. It will use Mediasite to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q207. An archive of the webcast will be available for 30 days.

About Sonic Foundry®, Inc.
Founded in 1991, Sonic Foundry (NASDAQ: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world. Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education. The company’s integrated Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs. Sonic Foundry is based in Madison, Wis. For more information about Sonic Foundry, visit the company's Website at www.sonicfoundry.com.

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Investor Contact:
Rob Schatz
Wolfe, Axelrod, Weinberger & Assoc., LLC
212-370-4500
rob@wolfeaxelrod.com

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Consolidated Balance Sheets (in thousands, except for share data) (Unaudited)

	March 31, 2007	September 30, 2006
Assets
Current assets:
Cash and cash equivalents	$8,841	$2,751
Accounts receivable, net of allowances of $210 and $160	4,570	3,442
Inventories	308	398
Prepaid expenses and other current assets	731	399
Total current assets	14,450	6,990
Property and equipment:
Leasehold improvements	975	893
Computer equipment	2,349	2,275
Furniture and fixtures	461	422
Total property and equipment	3,785	3,590
Less accumulated depreciation	1,531	1296
Net property and equipment	2,254	2,294
Other assets:
Goodwill and other intangibles, net of amortization of $1,400 and $1,346	7,575	7,628
Total assets	$24,279	$16,912

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,434	$1,521
Accrued liabilities	819	1,225
Unearned revenue	2,244	2,005
Current portion of capital lease obligation	43	41
Total current liabilities	4,540	4,792

Long-term portion of capital lease obligation	57	78
Other liabilities	394	441
Total liabilities	4,991	5,311

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 100,000,000 shares; 35,596,337 and 32,266,217 issued and 35,469,170 and 32,195,967 outstanding at March 31, 2007 and September 30, 2006, respectively	356	322
Additional paid-in capital	183,034	172,033
Accumulated deficit	(163,902)	(160,560)
Receivable for common stock issued	(31)	(26)
Treasury stock, at cost, 127,167 shares at March 31, 2007 and 70,250 at September 30, 2006	(169)	(168)
Total stockholders' equity	19,288	11,601
Total liabilities and stockholders' equity	$24,279	$16,912

Sonic Foundry, Inc. Statements of Operations (in thousands, except for share data) (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Revenue:
Product sales	$2,898	$2,288	$5,484	$3,634
Professional services	913	652	1,791	1,067
Other	10	13	19	124
Total revenue	3,821	2,953	7,294	4,825
Cost of revenue:
Product costs	790	861	1,533	1,421
Professional services costs	101	—	131	—
Total cost of revenue	891	861	1,664	1,421
Gross margin	2,930	2,092	5,630	3,404

Operating expenses:
Selling and marketing expenses	3,043	1,750	5,547	3,468
General and administrative expenses	1,104	766	2,074	1,462
Product development expenses	806	544	1,481	1,078
Total operating expenses	4,953	3,060	9,102	6,008
Loss from operations	(2,023)	(968)	(3,472)	(2,604)

Other income, net	111	21	131	45
Net loss	$(1,912)	$(947)	$(3,341)	$(2,559)

Net loss per common share:
- basic and diluted	$(0.05)	$(0.03)	$(0.10)	$(0.08)

Weighted average common shares - basic and diluted	35,368,667	31,733,659	33,881,848	31,500,438